Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Announces Second Quarter 2012 Financial Results
CORAL GABLES, FL. - July 31, 2012 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the quarter ended June 29, 2012. For the second quarter of 2012, the Company reported earnings per diluted share of $0.99, compared with earnings per diluted share of $0.59 in the second quarter of 2011. Excluding asset impairment and other charges, earnings per diluted share were $1.01 in the second quarter of 2012, compared with earnings per diluted share of $0.77 in the second quarter of 2011.
"We are extremely pleased with the strong earnings growth we achieved in the second quarter," said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. "Our performance reflected the momentum we have created through our strategic initiatives and our ability to navigate the challenging global economic environment over the past few years. The strength of our operations, logistics flexibility, prudent product supply management, and our expanded global customer base were key contributors to our performance. Moving forward, we remain focused on the bottom line, long-term growth and our established cost savings program to increase shareholder value.”
Net sales for the second quarter of 2012 were $957.6 million, compared with $1,039.7 million in the prior year period. The decrease in net sales for the quarter was the result of lower net sales across all of the Company's business segments, primarily due to lower banana sales volume in the Middle East secondary markets and in Europe, and lower sales volume in the Company's other fresh produce business.
Gross profit for the second quarter of 2012 was $116.4 million, compared with $102.9 million in the second quarter of 2011. The Company had gross profit of $103.7 million in the second quarter of 2011, excluding other charges of $0.8 million. The increase in gross profit for the quarter was primarily due to higher selling prices in the Company's other fresh produce business, operational improvements and lower ocean freight costs.
Operating income for the second quarter of 2012 was $69.8 million, compared with $44.9 million in the prior year period. Excluding asset impairment and other charges, the Company had operating income of $70.8 million in the second quarter of 2012, compared with operating income of $56.0 million in the second quarter of 2011. The increase in operating income for the quarter was primarily attributable to higher gross profit, lower asset impairment and other charges, and lower selling, general and administrative expenses.
Net income for the second quarter of 2012 was $57.2 million, compared with $35.2 million in the second quarter of 2011. Excluding asset impairment and other charges, the Company had net income of $58.2 million in the second quarter of 2012, compared with net income of $46.3 million in the second quarter of 2011.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Six months ended

Income Statement:	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
Net sales	$957.6	$1,039.7	$1,855.5	$2,013.7
Cost of products sold	841.2	936.0	1,626.7	1,787.2
Other charges (1)	—	0.8	—	0.8
Gross profit	116.4	102.9	228.8	225.7

Selling, general and administrative expenses	45.6	48.4	91.0	94.5
Loss (gain) on disposal of property, plant and equipment	—	(0.7)	1.4	(0.8)
Asset impairment and other charges, net (2)	1.0	10.3	1.1	12.2
Operating income	69.8	44.9	135.3	119.8

Interest expense, net	0.8	1.3	1.9	3.3
Other expense, net	3.1	0.4	2.6	3.4

Income before income taxes	65.9	43.2	130.8	113.1

Provision for income taxes	7.4	6.4	9.5	20.3
Net income	$58.5	$36.8	$121.3	$92.8

Less: Net income attributable to noncontrolling interests	1.3	1.6	1.6	2.4
Net income attributable to Fresh Del Monte Produce Inc.	$57.2	$35.2	$119.7	$90.4

Net income per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$0.99	$0.59	$2.07	$1.53

Net income per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$0.99	$0.59	$2.07	$1.52

Dividends declared per ordinary share	$0.10	$0.05	$0.20	$0.10

Weighted average number of ordinary shares:
Basic	57,905,312	59,562,202	57,856,208	59,202,865
Diluted	57,995,333	59,887,929	57,948,057	59,579,250

Selected Income Statement Data:
Depreciation and amortization	$17.3	$17.9	$35.1	$36.8

Non-GAAP Measures:
Reported net income per share - Diluted	$0.99	$0.59	$2.07	$1.52
Other charges (1)	$—	$0.01	$—	$0.01
Asset impairment and other charges, net (2)	$0.02	$0.17	$0.02	$0.20
Adjusted net income per share - Diluted (3)	$1.01	$0.77	$2.09	$1.73

(1)	Other charges for the quarter and six months ended July 1, 2011 related to our melon program rationalization in Central America.

(2)
Asset impairment and other charges, net for the quarter ended June 29, 2012 related principally to an under-utilized facility in the United Kingdom. Asset impairment and other charges, net for the six months ended June 29, 2012 related principally to under-utilized facilities in the United Kingdom and the sale of assets previously impaired in 2011 as a result of the melon program rationalization in Central America. Asset impairment and other charges, net for the quarter ended July 1, 2011 due primarily to our melon program rationalization in Central America and legal costs in Hawaii. Asset impairment and other charges, net for the six months ended July 1, 2011 related principally to our melon program rationalization in Central America, legal costs in Hawaii and our decision to abandon an isolated area of our banana operation in the Philippines due to crop disease.

(3)
Management reviews adjusted net income, adjusted net income per share and adjusted gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)
	Quarter ended
	June 29, 2012				July 1, 2011
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$424.9	45%	$37.5	32%	$466.0	45%	$40.7		40%
Other Fresh Produce	453.8	47%	65.9	57%	476.6	46%	44.6	(1)	43%
Prepared Food	78.9	8%	13.0	11%	97.1	9%	17.6		17%
	$957.6	100%	$116.4	100%	$1,039.7	100%	$102.9		100%

	Six months ended
	June 29, 2012				July 1, 2011
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$822.4	44%	$76.4	33%	$893.5	44%	$92.2		41%
Other Fresh Produce	874.9	47%	126.1	55%	929.2	46%	99.7	(1)	44%
Prepared Food	158.2	9%	26.3	12%	191.0	10%	33.8		15%
	$1,855.5	100%	$228.8	100%	$2,013.7	100%	$225.7		100%

	Quarter ended				Six months ended
Net Sales by Geographic Region:	June 29, 2012		July 1, 2011		June 29, 2012		July 1, 2011

North America	$504.7	53%	$514.0	50%	$993.7	54%	$1,030.7		51%
Europe	195.4	20%	258.1	25%	400.5	21%	492.1		25%
Asia	138.2	14%	138.4	13%	241.6	13%	247.6		12%
Middle East	100.7	11%	115.5	11%	181.8	10%	210.1		10%
Other	18.6	2%	13.7	1%	37.9	2%	33.2		2%
	$957.6	100%	$1,039.7	100%	$1,855.5	100%	$2,013.7		100%

(1)
Other fresh produce gross profit for the quarter and six months ended July 1, 2011 included charges of $0.8 million related to the write-off of inventory as a result of the melon program rationalization.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	June 29, 2012	December 30, 2011

Assets
Current assets:
Cash and cash equivalents	$32.0	$46.9
Trade accounts receivable, net	320.7	290.7
Other accounts receivable, net	55.7	63.9
Inventories	392.4	428.9
Other current assets	69.1	61.6
Total current assets	869.9	892.0

Investment in and advances to unconsolidated companies	1.9	2.3
Property, plant and equipment, net	1,014.6	1,022.9
Goodwill	403.1	402.3
Other noncurrent assets	177.6	184.5
Total assets	$2,467.1	$2,504.0

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$342.7	$343.2
Current portion of long-term debt and capital lease obligations	41.0	2.2
Other current liabilities	39.8	24.4
Total current liabilities	423.5	369.8

Long-term debt and capital lease obligations	0.5	213.3
Other noncurrent liabilities	205.3	205.8
Total liabilities	629.3	788.9

Total Fresh Del Monte Produce Inc. shareholders' equity	1,809.6	1,689.4
Noncontrolling interests	28.2	25.7
Total shareholders' equity	1,837.8	1,715.1
Total liabilities and shareholders' equity	$2,467.1	$2,504.0

Selected Balance Sheet Data:
Working capital	$446.4	$522.2
Total debt	$41.5	$215.5

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Six months ended
	June 29, 2012	July 1, 2011
Operating activities:
Net income	$121.3	$92.8
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	35.1	36.8
Amortization of debt issuance costs	0.8	1.3
Asset impairment charges	1.8	8.7
Gain on sales of property, plant and equipment	(0.5)	(0.8)
Foreign currency translation adjustment	0.7	(3.4)
Other changes	(5.5)	10.7
Changes in operating assets and liabilities:
Receivables	(22.6)	(24.0)
Inventories	38.4	52.8
Other current assets	(5.5)	3.8
Accounts payable and accrued expenses	29.2	73.5
Other noncurrent assets and liabilities	0.7	(8.6)
Net cash provided by operating activities	193.9	243.6

Investing activities:
Capital expenditures	(34.1)	(42.4)
Proceeds from sales of property, plant and equipment	6.0	1.1
Proceeds from sale of unconsolidated subsidiary	0.2	—
Purchases of available-for-sale investments	(11.0)	—
Net cash used in investing activities	(38.9)	(41.3)

Financing activities:
Net payments on long-term debt	(173.0)	(208.3)
Contributions from (distributions to) noncontrolling interests	5.0	(3.1)
Proceeds from stock options exercised	4.5	20.9
Excess tax benefit from stock-based compensation	4.0	—
Dividends paid	(11.6)	(5.9)
Net cash used in financing activities	(171.1)	(196.4)

Effect of exchange rate changes on cash	1.2	0.1

Net (decrease) increase in cash and cash equivalents	(14.9)	6.0
Cash and cash equivalents, beginning	46.9	49.1
Cash and cash equivalents, ending	$32.0	$55.1

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Fresh Del Monte Produce Inc.

Second Quarter 2012 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the quarter decreased 9% to $424.9 million, compared with $466.0 million in the second quarter of 2011, primarily due to lower sales volume in the Middle East secondary markets and in Europe, and lower selling prices in North America and Asia. Worldwide pricing decreased $0.67, or 4%, to $14.83 per unit, compared with $15.50 per unit in the second quarter of 2011. Volume was 5% lower. Gross profit for the quarter was $37.5 million, compared with gross profit of $40.7 million in the second quarter of 2011. Unit costs were 4% lower than the prior year period.
Other Fresh Produce
Net sales for the quarter decreased 5% to $453.8 million, compared with $476.6 million in the second quarter of 2011. The decline in net sales was primarily the result of continued rationalization in the Company's tomato and melon product lines, and lower volume in the Company's gold pineapple product line. The decrease in net sales in the second quarter of 2012 was partially offset by higher selling prices in the Company's fresh-cut product line. Gross profit for the quarter was $65.9 million, compared with gross profit of $44.6 million in the prior year period. Excluding other charges of $0.8 million, the Company reported gross profit of $45.4 million in the second quarter of 2011.

Gold pineapple - Net sales decreased 7% to $144.4 million. Volume decreased 19%. Pricing increased 14%. Unit cost was 3% higher.
Fresh-cut - Net sales increased 9% to $109.4 million. Volume decreased 2%. Pricing increased 11%. Unit cost was 10% higher.
Melon - Net sales decreased 14% to $36.1 million. Volume decreased 35%. Pricing increased 32%. Unit cost was 7% higher.
Non-tropical - Net sales decreased 3% to $110.9 million. Volume decreased 9%. Pricing increased 6%. Unit cost was 6% higher.
Tomato - Net sales decreased 30% to $22.7 million. Volume decreased 15%. Pricing decreased 18%. Unit cost was 16% lower.
Prepared Food
Net sales decreased 19% to $78.9 million for the quarter, compared with $97.1 million in the prior year's second quarter. The decrease in net sales was due to lower sales volume of canned pineapple and lower selling prices of industrial pineapple products. Gross profit for the quarter was $13.0 million, compared with $17.6 million in the second quarter of 2011.
Cash Flows
Net cash provided by operating activities for the first six months of 2012 was $193.9 million, compared with $243.6 million in the same period of 2011.
Total Debt
Total debt decreased from $215.5 million at the end of 2011 to $41.5 million at the end of the second quarter of 2012.

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Fresh Del Monte Produce Inc.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous Web cast at 11:00 a.m. Eastern Time today to discuss the second quarter 2012 financial results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending legal and environmental proceedings, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 30, 2011 along with other reports that the Company has on file with the Securities and Exchange Commission.

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